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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 31, 2003

                         ENCOMPASS SERVICES CORPORATION
             (Exact name of registrant as specified in its charter)

             Texas                        1-13565                76-0535259
 (State or other jurisdiction           (Commission           (I.R.S. Employer
       of incorporation)                File Number)         Identification No.)

        3 Greenway Plaza, Suite 2000
               Houston, Texas                                    77046
  (Address of principal executive offices)                     (Zip Code)

       Registrant's telephone number, including area code: (713) 860-0100

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                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events.

     As previously announced, on November 19, 2002, Encompass Services Corporation and all of its subsidiaries each filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court") (Case No. 02-43582). During the reorganization process, management has continued its program of asset sales to divest of certain of the registrant's unprofitable operations and to raise cash to reduce indebtedness. During the registrant's fourth quarter ended December 31, 2002, the registrant sold the operations associated with 31 of its subsidiary companies for proceeds, before expenses, of approximately $143 million. The sale of these operations is expected to generate estimated tax losses in 2002 of approximately $282 million, which management estimates will result in a tax refund of approximately $98.7 million. Until the registrant prepares and files its 2002 Federal income tax return, management cannot predict when it will receive the refund associated with these losses. The operations sold had a net book value of approximately $260 million at September 30, 2002 and contributed, in the aggregate, approximately $1,230 million of revenues and $8 million of earnings before interest, taxes, amortization and impairment for the nine-month period ended September 30, 2002.

     In January 2003, the registrant sold additional operations associated with 6 of its subsidiaries for proceeds, before expenses, of approximately $20 million. These operations had a net book value of approximately $25 million at September 30, 2002 and contributed, in the aggregate, approximately $250 million of revenues and $5 million of earnings before interest, taxes, amortization and impairment for the nine-month period ended September 30, 2002.

     The operations sold in these transactions include substantially all of the properties associated with the registrant's cleaning systems segment, certain properties associated with the registrant's commercial/industrial services segment and properties identified as non-core to the residential services segment. During the first quarter of 2003, the registrant intends to continue to divest of substantially all of the assets associated with its commercial/industrial services operations. The registrant expects to file a plan of reorganization with the Bankruptcy Court during the first quarter of 2003. It expects that approval of the plan, like the plan previously proposed and announced by the registrant, will result in the cancellation of all of the registrant's junior subordinated notes, mandatory redeemable convertible preferred stock, common stock and all outstanding options and warrants, and that current holders of such securities would receive no value in exchange therefore.

Item 9. Regulation FD Disclosure

     On January 31, 2003, the registrant filed with the Bankruptcy Court its monthly operating report for the period beginning November 19, 2002 and ending December 31, 2002. The monthly operating report is attached as Exhibit 99.1 to this Current Report on Form 8-K.

     The registrant cautions readers not to rely upon the information contained in the operating report. The operating report contains unaudited information, is limited in scope, covers a limited time period and is in a format prescribed by the applicable bankruptcy laws. There can be no assurance that the operating report is complete. The registrant also cautions readers to read the

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Cautionary Statement contained as part of the operating report. Since the information contained in the operating report is in a form prescribed by the applicable bankruptcy laws, the information is not prepared and presented in accordance with generally accepted accounting principles, and would not necessarily be indicative of the registrant's financial condition or results of operations that would be reflected in consolidated financial statements prepared by the registrant.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ENCOMPASS SERVICES CORPORATION


Date:  February 6, 2003                 By:  /s/ Gray H. Muzzy
                                             ----------------------------------
                                             Gray H. Muzzy
                                             Senior Vice President,
                                             General Counsel and Secretary


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                                  EXHIBIT INDEX

Exhibit

99.1 Monthly Operating Report for the Period November 19, 2002 to December 31, 2002.




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